UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2025

Lyft, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38846	20-8809830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
185 Berry Street, Suite 400
San Francisco, California 94107
(Address of principal executive offices, including zip code)
(844) 250-2773
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	LYFT	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 22, 2025, Ariel Cohen informed Lyft, Inc. (the “Company”) of his resignation from the Company’s board of directors (the “Board”), effective immediately. Mr. Cohen’s decision to resign from the Board was due to his other professional responsibilities, and not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

“On behalf of Lyft’s board of directors and the entire team, I want to express my deep gratitude to Ariel for his significant contributions to Lyft during his tenure,” said Lyft CEO David Risher. “His founder’s perspective, and operational and technical expertise in the travel sector brought valuable insights to our Board and informed our strategy. We will miss his presence on the Board and wish him continued success in his entrepreneurial journey.”

“Serving on Lyft’s Board for the last four years has been a privilege and a rewarding experience. The Company’s tireless focus on customer obsession is bringing transformation to the industry and driving remarkable momentum in the business,” said Mr. Cohen. “As I now focus my full attention on growing Navan, I remain confident in Lyft’s direction under David’s and the Board’s leadership and the strong foundation the Company has built. I look forward to watching Lyft’s continued innovation and success, knowing the Board and management team will continue driving value for shareholders.”

The Board intends to decrease the number of authorized directors from ten to nine.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYFT, INC.

Date:	May 23, 2025	/s/ Lindsay Llewellyn
Lindsay Llewellyn
Chief Legal Officer and Secretary